Exhibit 4.1

For U.S. Investors:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (C) IN COMPLIANCE WITH RULE 144 OR 144A THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, (D) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR (E) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE COMPANY. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

For Non-U.S. Investors:

THESE SECURITIES WERE ISSUED IN AN OFFSHORE TRANSACTION TO PERSONS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S) PURSUANT TO REGULATION S PROMULGATED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). ACCORDINGLY, NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, NONE MAY BE OFFERED OR SOLD IN THE UNITED STATES OR, DIRECTLY OR INDIRECTLY, TO U.S. PERSONS EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN ACCORDANCE WITH THE SECURITIES ACT.

12% SENIOR SECURED PROMISSORY NOTE

ENUMERAL BIOMEDICAL HOLDINGS, INC.

DUE July 29, 2017

Original Issue Date: July 29, 2016	US$__________

This 12% Senior Secured Promissory Note (the “Note”) is one of a series of duly authorized and issued promissory notes (the “Notes”) of ENUMERAL BIOMEDICAL HOLDINGS, INC., a Delaware corporation (the “Company”), designated as its 12% Senior Secured Promissory Notes. This Note has been issued in accordance with exemptions from registration under the Securities Act pursuant to a Subscription Agreement dated July 29, 2016 (the “Subscription Agreement”) between the Company and the Holder (as defined below). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Subscription Agreement.

Article I.

Section 1.01         Principal and Interest.

(a)          FOR VALUE RECEIVED, the Company hereby promises to pay to the order of ____________________ (together with its/his/her permitted assigns, the “Holder”), in lawful money of the United States of America and in immediately available funds the principal sum of                Dollars (US$_______) on July 29, 2017 (the “Maturity Date”).

(b)          The Company further promises to pay interest on the unpaid principal amount of this Note at a rate per annum equal to twelve percent (12%) commencing to accrue on the date hereof and payable monthly commencing on September 1, 2016. Interest will be computed on the basis of a 360-day year of twelve 30-day months for the actual number of days elapsed. Interest will not be calculated, paid or accrued in a manner that triggers any anti-dilution adjustments on the Company’s outstanding warrants (the “July 2014 Warrants”), including placement agent warrants, issued in the Company’s private placement offering which was completed in July 2014.

(c)          From and after the occurrence of an Event of Default (as defined herein), the interest rate shall be increased to fifteen percent (15%) per annum. In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided, however, that the interest, as calculated at such increased rate during the continuance of such Event of Default, shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.

(d)          Interest is payable in shares of common stock of the Company (the “Common Stock”) provided that if, on an interest payment date, the July 2014 Warrant anti-dilution provision would be triggered by the payment of interest in Common Stock, interest payments may be made in cash. To the extent interest payments are not paid when due, the interest payment date shall be the date when payment is made and the conditions for payment in cash must be satisfied as of such later payment date.

Section 1.02         Acceleration Following a Qualified Offering or Non-Qualified Offering.  The Maturity Date of this Note is subject to acceleration in the event that on or after September 1, 2016, the Company completes and closes (i) an offering in which the Company receives at least $5,000,000 of gross proceeds from the sale of Company equity securities or Company securities convertible into or exercisable for equity securities, or in the case of a solicitation of the exercise of outstanding July 2014 Warrants (a “Warrant Solicitation”), an offering in which the Company receives at least $2,000,000 of gross proceeds (both the $5,000,000 and $2,000,000 offerings being an “Equity or Equity Equivalent Offering”), or (ii) an alternative financing transaction (“Alternative Financing”) not constituting an Equity or Equity Equivalent Offering including, but not limited to, transactions involving a business combination, a debt financing, an asset sale or any other financing transaction which, directly or indirectly, increases the Company’s cash and cash equivalent assets by not less than a gross amount of $5,000,000. An Equity or Equity Equivalent Financing and an Alternative Financing are hereafter referred to collectively as a “Qualified Offering”. For the avoidance of doubt, a transaction that triggers the liquidation preference under Section 1.04 of the Note will not also trigger acceleration under this Section 1.02.

At the closing of a Qualified Offering, all outstanding principal and interest then due on this Note will become immediately due and payable. Such principal and interest will be payable, at the discretion of the Company, in cash or shares of Common Stock. Payments will be payable in cash only to the extent that after such payments, the Company will have a minimum of $10,000,000 in cash, cash equivalents (such as money market accounts) and marketable securities (in the form of short term investments which can be immediately converted to cash) remaining (the “Cash Payment Condition Precedent”). Payments being made in Common Stock will, in the event of an Equity or Equity Equivalent Offering, be made based upon a valuation per share equal to 50% of the price per share of the Common Stock sold in the Equity or Equity Equivalent Offering or the price at which securities sold in the Equity or Equity Equivalent Offering can be converted into or exercised for Common Stock. In the case of a Warrant Solicitation in which the exercise price for the July 2014 Warrants is revised and multiple shares of Common Stock become issuable to Company warrant holders upon the exercise of each July 2014 Warrant (a “Warrant Restructuring”) rather than the single share presently contemplated to be issued upon exercise of each July 2014 Warrant, the price (the “Average Exercise Price”) obtained by dividing the revised exercise price by the number of shares issuable upon exercise of each July 2014 Warrant will be deemed to be the exercise price for calculation purposes and the payments, if any being made in Common Stock will be based upon a valuation per share equal to 50% of the Average Exercise Price.

Payments to be made in Common Stock will, in the event of an Alternative Financing, be payable at a price per share equal to 50% of the volume weighted average price for the Common Stock on the principal market or exchange on which the Common Stock is sold for the twenty (20) trading days immediately prior to the closing date of the Alternative Financing. Except as otherwise provided herein, monthly interest payable in Common Stock shall be payable in accordance with the discounted weighted average price formula above substituting the interest payment due date for the closing date of the Alternative Financing.

If the Company completes and closes a transaction which would be deemed to be an Equity or Equity Equivalent Financing or Alternative Financing but for the fact that such Equity or Equity Equivalent Financing or Alternative Financing closes prior to September 1, 2016 (a “Non-Qualified Offering”), the Maturity Date of this Note will be accelerated to September 1, 2016. In such event, the principal and interest due on this Note will be payable on the Maturity Date, at the discretion of the Company, in cash or Common Stock, subject to the Cash Payment Condition Precedent in the case of a proposed payment in cash. Payments being made in Common Stock as the result of a Non-Qualified Offering will be made in the same manner as an Alternative Financing, however, the Common Stock payment calculation will involve the substitution of the accelerated Maturity Date for the closing date of the Alternative Financing.

Section 1.03         Absolute Obligation/Ranking.

(a)          This Note is a direct debt obligation of the Company. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed.

(b)          This Note ranks pari passu with all other Notes now or hereafter issued pursuant to the Subscription Agreement. Except as expressly provided herein, or unless waived by the holders of a majority of the outstanding principal amount of the Notes, this Note, and all other Notes now or hereafter issued pursuant to the Subscription Agreement, rank senior to all existing indebtedness of the Company, and will rank senior to all future indebtedness of the Company except for trade payables and accrued liabilities incurred in the ordinary course of business consistent with past practices. The Company presently has no outstanding debt instruments or notes other than the Notes and no third party consents to subordinate their outstanding debt are required.

Section 1.04         Liquidation Preference.  In the event of a sale of the Company during the term of this Note (including a merger (whether or not the Company is the surviving entity or not), acquisition, tender offer for a majority of the shares of the Company’s outstanding common stock), at the closing of such sale, at the option of Holder, Holder will be entitled to receive an amount equal to 1.5X the principal amount of, and any accrued and unpaid interest on, the Note; provided, however, that such sale preference amount shall be paid either in cash or in equivalent amount of securities of the acquiring entity at the acquiring entity’s discretion.

Section 1.05         Pre-Payment.  Except as otherwise set forth in this Note, the Company may not prepay any portion of the principal amount of this Note without the prior written consent of the Holder.

Section 1.06         Different Denominations; Transfer.

(a)          This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration of transfer or exchange.

(b)          This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, provided that the provisions of the Subscription Agreement are complied with in all respects; provided, further that this Note may not be transferred in increments of less than $25,000 without the prior written consent of the Company, which consent shall not be unreasonably withheld, unless the entire principal amount is being transferred.

Section 1.07         Reliance on Note Register.  Prior to due presentment to the Company for permitted transfer or payment of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 1.08         Paying Agent and Registrar.  Initially, the Company will act as paying agent and registrar. The Company may change any paying agent, registrar, or Company-registrar by giving the Holder not less than ten (10) business days’ written notice of its election to do so, specifying the name, address, telephone number and facsimile number of the paying agent or registrar. Upon an assignment of the Note to the Company, the Company may act as paying agent and registrar without regard to the notice provision provided above.

Section 1.09         Investment Representations.  This Note has been issued subject to certain investment representations of the original Holder set forth in the Subscription Agreement and may be transferred or exchanged only in compliance with the Subscription Agreement and applicable federal and state securities laws and regulations.

Section 1.10         Security; Other Rights.

(a)          The obligations of the Company to the Holder under this Note shall be secured by a perfected first priority security interest in all now owned or hereafter acquired and owned intellectual property of the Company and its subsidiaries, pari passu with the other holders of Notes now or hereafter issued pursuant to and set forth in the Security Agreement dated July 29, 2016 (the “Security Agreement”) among the Company, the Holder and Intuitive Venture Partners, LLC, as Collateral Agent.

(b)          In addition to the rights and remedies given it by this Note, the Security Agreement, and the Subscription Agreement, the Holder shall have all those rights and remedies allowed by applicable laws. The rights and remedies of the Holder are cumulative and recourse to one or more right or remedy shall not constitute a waiver of the others.

Section 1.11         Reservation of Common Stock.  In the event that principal and/or interest on this Note becomes payable in Common Stock, the Company shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for such purpose, that number of shares of Common Stock equal to the number of shares issuable for such purpose.

Section 1.12         Registration. Subject to the closing of a Qualified Offering or Non-Qualified Offering, the Company will grant to the Holder registration rights with respect to any Common Stock issued to Holder in satisfaction of principal and/or interest on this Note as provided in the Subscription Agreement. Notwithstanding the foregoing, in the event of a Warrant Solicitation involving a Warrant Restructuring, Holder will have automatic registration rights with respect to any Common Stock issued to Holder in satisfaction of principal and/or interest due on this Note on terms no less favorable to Holder than those contained in the July 31, 2014 Registration Rights Agreement among the Company and purchasers of Company units in the private placement offering of the Company which was completed on July 31, 2014.

Article II.

Section 2.01         Events of Default.  Each of the following events shall constitute a default under this Note (each an “Event of Default”):

(a)          failure by the Company to pay any principal amount or interest when due hereunder within five (5) business days of the date such payment is due;

(b)          the Company or any subsidiary of the Company shall: (i) make a general assignment for the benefit of its creditors; (ii) apply for or consent to the appointment of a receiver, trustee, assignee, custodian, sequestrator, liquidator or similar official for itself or any of its assets and properties; (iii) commence a voluntary case for relief as a debtor under the United States Bankruptcy Code; (iv) file with or otherwise submit to any governmental authority any petition, answer or other document seeking: (A) reorganization, (B) an arrangement with creditors or (C) to take advantage of any other present or future applicable law respecting bankruptcy, reorganization, insolvency, readjustment of debts, relief of debtors, dissolution or liquidation; (v) file or otherwise submit any answer or other document admitting or failing to contest the material allegations of a petition or other document filed or otherwise submitted against it in any proceeding under any such applicable law, or (vi) be adjudicated a bankrupt or insolvent by a court of competent jurisdiction;

(c)          any case, proceeding or other action shall be commenced against the Company or any subsidiary of the Company for the purpose of effecting, or an order, judgment or decree shall be entered by any court of competent jurisdiction approving (in whole or in part) anything specified in Section 2.01(b) hereof, or any receiver, trustee, assignee, custodian, sequestrator, liquidator or other official shall be appointed with respect to the Company, or shall be appointed to take or shall otherwise acquire possession or control of all or a substantial part of the assets and properties of the Company, and any of the foregoing shall continue unstayed and in effect for any period of sixty (60) days;

(d)          any material breach by the Company of any of its material representations or warranties contained in this Note, the Subscription Agreement or the Security Agreement which is not cured within fifteen (15) days after receipt of written notice thereof; or

(e)          any material default other than a payment default, whether in whole or in part, shall occur in the due observance or performance of any obligations or other covenants, terms or provisions to be performed by the Company under this Note which is not cured within fifteen (15) days after receipt of written notice thereof.

The cure period referenced in (d) and (e) above shall not apply to Events of Default which are not capable of being cured and to negative covenants.

(f)          any event of default by the Company or any subsidiary under the Security Agreement shall have occurred and be continuing beyond all grace and/or cure periods, or the Security Agreement shall fail to remain in full force and effect prior to payment in full of all amounts payable under this Note or any action shall be taken by the Company to discontinue, amend, modify or limit the Security Agreement or assert the invalidity thereof prior to payment in full of all amounts payable under this Note.

Section 2.02         If any Event of Default occurs, the full principal amount of this Note, together with interest and any other amounts due and owing in respect thereof, to the date of the Event of Default shall become, at the Holder’s election, immediately due and payable. In all events, interest shall accrue through the date of payment. Payments on this Note to be made, at the election of the Holder, prior to September 1, 2016 will only be payable in cash. Payments on this Note to be made, at the election of the Holder, on or after September 1, 2016 may at the Company’s option be made in cash or Common Stock of the Company subject to satisfaction of the Cash Payment Condition Precedent. Payments to be made in Common Stock of the Company pursuant to this Section 2.02 shall be made in the same manner as payments to be made in Common Stock following an Alternative Financing. If a Qualified Offering or Non-Qualified Offering takes place at any time after an Event of Default, but prior to the Holder’s election to declare the full principal amount of this Note, together with interest and any other amounts due and owing in respect thereof due and payable or any time prior to the Company’s payment of the full principal amount of this Note, together with interest and any other amounts due and owing in respect thereof following Holder’s election to declare such due and payable, Holder will retain all of the rights set forth in Section 1.02 hereof. All Notes for which the full amount hereunder shall have been paid in accordance herewith shall promptly be surrendered to or as directed by the Company. The Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by the Holder at any time prior to payment hereunder and the Holder shall have all rights as a Note holder until such time, if any, as the full payment under this Section shall have been received by it. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Article III.

Section 3.01         Negative Covenants. So long as this Note shall remain in effect and until any outstanding principal and interest and all fees and all other expenses or amounts payable under this Note and the Subscription Agreement have been paid in full, unless the Holders of a majority of the unpaid principal amount of the Notes shall otherwise consent in writing (such consent not to be unreasonably withheld), the Company shall not:

(a)          Senior or Pari Passu Indebtedness.  Incur, create, assume, guaranty or permit to exist any indebtedness that ranks senior in priority to, or pari passu with, the obligations under this Note and the Subscription Agreement (other than trade payables and accrued liabilities incurred in the ordinary course of business consistent with past practices).

(b)          Liens.  Create, incur, assume or permit to exist any lien on any Collateral (as such term is defined in the Security Agreement) now owned or hereafter acquired and owned by it or on any income or revenues or rights in respect thereof, except:

(i)          liens on Collateral of the Company existing on the date hereof and set forth on Schedule A attached hereto, provided that such liens shall secure only those obligations which they secure on the date hereof;

(ii)         any lien created under this Note or the Security Agreement;

(iii)        any lien existing on any Collateral prior to the acquisition thereof by the Company, provided that

1)	such lien is not created in contemplation of or in connection with such acquisition and

2)	such lien does not apply to any other property or assets of the Company;

(iv)        liens for taxes, assessments and governmental charges; and

(v)         liens arising out of judgments or awards (other than any judgment that constitutes an Event of Default hereunder) in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review and in respect of which it shall have secured a subsisting stay of execution pending such appeal or proceedings for review, provided the Company shall have set aside on its books adequate reserves with respect to such judgment or award.

(c)          Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of its capital stock (other than as a result of the anti-dilution provisions as set forth in the Subscription Agreement for the Company’s July 2014 private placement) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its capital stock or set aside any amount for any such purpose.

(d)          Limitation on Certain Payments and Prepayments.

(i)          Pay in cash any amount in respect of any indebtedness or preferred stock that may at the obligor’s option be paid in kind or in other securities; or

(ii)         Optionally prepay, repurchase or redeem or otherwise defease or segregate funds with respect to any indebtedness of the Company, other than indebtedness under this Note or the Subscription Agreement. For avoidance of doubt, nothing in the Section shall be deemed to prevent or limit the Company from paying accounts payable and accrued liabilities.

(e)          Amendments. Amend, modify or limit any terms of this Note or the Security Agreement or assert the invalidity of this Note or the Security Agreement.

Article IV.

Section 4.01         Representations of the Company.  All of the representations and warranties of the Company contained in the Subscription Agreement to which the Company is a party are incorporated by reference herein.

Section 4.02        Representations of the Holder.  All of the representations and warranties of the Holder contained in the Subscription Agreement to which the Holder is a party are incorporated by reference herein.

Article V.

Section 5.01         Registration Rights.  The Holder shall have registration rights with respect to the Common Stock, if any, issued at maturity or upon an Event of Default in satisfaction of principal, interest, and any other amounts due and owing under this Note as further set forth in Section 1.12 hereof and Section 1(e) of the Subscription Agreement.

Article VI.

Section 6.01         Notice. All notice and other communications hereunder which are required or permitted under this Note will be in writing and shall be deemed effectively given to a party by (a) the date of transmission if sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment if such notice or communication is delivered prior to 5:00 P.M., New York City time, on a business day, or the next business day after the date of transmission, if such notice or communication is delivered on a day that is not a business day or later than 5:00 P.M., New York City time, on any business day; (b) seven days after deposit with the United States Post Office, by certified mail, return receipt requested, first-class mail, postage prepaid; (c) on the date delivered, if delivered by hand or by messenger or overnight courier, addressee signature required (costs prepaid), to the addresses below or at such other address and/or to such other persons as shall have been furnished by the parties:

If to the Company:	Enumeral Biomedical Holdings, Inc. 200 Cambridge Park Drive, Suite 2000 Cambridge, MA 02148 Attention: General Counsel
With a copy to (which shall not constitute notice):	Duane Morris LLP 1540 Broadway New York, NY 10036 Attention: Michael D. Schwamm, Esq. Telephone: 212.692.1054

If to the Holder:	To the Holder’s address set forth on the Omnibus Signature Page to the Subscription Agreement

Section 6.02         Governing Law; Jurisdiction.  All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that any legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) may be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Note), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing herein shall affect the right of the Holder to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

Section 6.03         Severability.  The invalidity of any of the provisions of this Note shall not invalidate or otherwise affect any of the other provisions of this Note, which shall remain in full force and effect.

Section 6.04         Entire Agreement and Amendments.  This Note together with the Subscription Agreement and Security Agreement represents the entire agreement between the parties hereto with respect to the subject matter hereof and there are no representations, warranties or commitments, except as set forth herein. This Note may be amended only by an instrument in writing executed by the Company and persons holding at least a majority of the principal amount of the Notes.

Section 6.05         Cancellation.  After all principal, accrued interest and other amounts at any time owed on this Note has been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

Section 6.06         Construction; Headings.  The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

Section 6.07         Payment of Collection, Enforcement and Other Costs.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

Section 6.08         The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon satisfaction of this Note above the price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the satisfaction of this Note.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, with the intent to be legally bound hereby, the Company as executed this Note as of the date first written above.

ENUMERAL BIOMEDICAL HOLDINGS, INC.

By:	/s/ Kevin G. Sarney
Name:	Kevin G. Sarney
Title:	Vice President of Finance,
Chief Accounting Officer and Treasurer

SCHEDULE A

Existing Liens

None